Exhibit 99.11

CONSOLIDATING ADJUSTED EPS RECONCILIATION (UNAUDITED) (a)(b)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

	Three Months Ended September 30, 2012			Three Months Ended September 30, 2011
	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)
Diluted earnings per share	$0.20	$0.04	$0.24	$0.22	$0.01	$0.23
Adjusted for:
Income tax expense	0.11	—	0.11	0.14	—	0.14

Income before income taxes	0.31	0.04	0.35	0.36	0.01	0.37

Amortization of unrealized losses on interest rate swaps (c)	—	—	—	0.02	—	0.02
Amortization of certain intangibles (d)	0.03	—	0.03	0.03	—	0.03

Adjusted income before income taxes	0.34	0.04	0.38	0.42	0.01	0.43
Provision for income tax expense at effective rate	0.13	0.02	0.15	0.16	—	0.17

Adjusted EPS	$0.21	$0.03	$0.23	$0.25	$0.01	$0.26

(a)	We define Adjusted EPS as (1) income (loss) before income taxes plus (i) amortization of the intangibles from our 2007 going-private transaction, (ii) non-cash impairments, (iii) other special non-cash items, (iv) excludable transaction costs, (v) the mark-to-market adjustment on our interest rate swaps that is recognized in the statement of operations in a given period, and (vi) the amortization of previous losses recorded in accumulated other comprehensive income (loss) (“OCI”) related to the interest rate swaps we terminated upon our IPO and refinancing transactions in December 2010; (2) reduced by income taxes; (3) divided by weighted average diluted shares outstanding. For all periods through 2012, we used a normalized tax rate of 39% in our Adjusted EPS calculation due to the amortization of deferred tax assets related to our pre-IPO interest rate swap amortization and other items that we knew would cause fluctuations in our GAAP effective tax rate. Beginning in 2013, we no longer expect these items to result in large variations. Therefore, we will use our GAAP effective tax rate for our Adjusted EPS calculation beginning in 2013. We believe the presentation of financial results excluding the impact of the items noted above provides a consistent basis for comparing our results from period to period and to those of our peers due to the non-comparable nature of the intangibles from our going-private transaction, the historical volatility of the interest rate derivative agreements and the non-operating nature of the impairment charges, transaction costs and other adjustment items. Adjusted EPS is not presented in accordance with GAAP and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. The numbers reflected in the above table are calculated on a per share basis and may not foot due to rounding.
(b)	On August 6, 2013, Swift Transportation Company (the “Company” or “Swift”) entered into a Stock Purchase Agreement with the shareholders of Central Refrigerated Transportation, Inc. (“Central”), pursuant to which the Company acquired all of the outstanding capital stock of Central (the “Acquisition”) in a cash transaction valued at $225 million. Mr. Jerry Moyes, the Chief Executive Officer and controlling stockholder of Swift, was the majority shareholder of Central. Given Mr. Moyes’ majority ownership in both Swift and Central, the Acquisition is accounted for as a combination of entities under common control similar to the pooling of interest method. Under common control accounting, the historical results of Central have been combined with Swift’s. The above consolidating Adjusted EPS Reconciliation for the three months ended September 30, 2012 and 2011 reflects the combination of the entities as if the Acquisition was effective on January 1, 2011.
(c)	Amortization of unrealized losses on interest rate swaps reflects the non-cash amortization expense of $0.4 million and $3.4 million for the three months ended September 30, 2012 and 2011, respectively, included in derivative interest expense in the consolidated statements of operations and is comprised of previous losses recorded in accumulated other comprehensive income related to the interest rate swaps we terminated upon our IPO and concurrent refinancing transactions in December 2010. Such losses were incurred in prior periods when hedge accounting applied to the swaps and are being expensed in relation to the hedged interest payments through the original maturity of the swaps in August 2012.
(d)	Amortization of certain intangibles reflects the non-cash amortization expense of $3.9 million and $4.2 million for the three months ended September 30, 2012 and 2011, respectively, relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.